Exhibit 99.1

Federal-Mogul Reports Fourth Quarter and Full-Year 2016 Results

•	Fourth quarter net sales of $1.8 billion, full-year net sales of $7.4 billion

•	Full-year net income from continuing operations attributable to Federal-Mogul of $82 million compared to net loss of $117 million in 2015

•	Full-year Operational EBITDA of $744 million compared to $644 million in 2015

Southfield, Michigan, February 23, 2017. . . Federal-Mogul Holdings LLC today announced financial results for the fourth quarter ended December 31, 2016. Net sales for the fourth quarter were $1,788 million, compared to $1,798 million in Q4 2015. Higher original equipment sales in both divisions, as well as incremental sales from the Interfil® and Beck Arnley® acquisitions, were offset by lower aftermarket sales in North America which primarily reflected the exiting of certain business and weak demand in the North American commercial vehicle market. The Q4 net sales comparison also includes $27 million of negative impact from currency exchange rate fluctuations. Net income from continuing operations attributable to Federal-Mogul in the quarter was $1 million compared with a net loss from continuing operations attributable to Federal-Mogul of $58 million in Q4 2015. Adjusted net income in Q4 2016 was $16 million. Operational EBITDA in Q4 2016 was $182 million, or 10.2 percent of net sales, compared to $164 million, or 9.1 percent of net sales, in Q4 2015. The Company ended the year with liquidity of over $500 million, including cash of $300 million and $213 million of availability under its primary revolving credit facility.

For the full-year ended December 31, 2016, net sales were $7,434 million, a $15 million increase compared with the prior-year period. Sales from acquired businesses, as well as higher organic OE sales in both divisions were largely offset by $107 million of negative impact from currency exchange rate fluctuations. Net income from continuing operations attributable to Federal-Mogul for the full-year 2016 was $82 million compared with a net loss from continuing operations attributable to Federal-Mogul of $117 million in 2015. Adjusted net income for full-year 2016 was $141 million. Operational EBITDA for full-year 2016 was $744 million, or 10.0 percent of net sales, up $100 million, or 16 percent, compared to 2015, including a $12 million negative impact from currency exchange rate fluctuations.

Division Results

Powertrain Division

Federal-Mogul’s Powertrain division reported fourth quarter revenue of $1,074 million, compared to $1,066 million in the same prior-year period, driven by an increase in overall sales volume, specifically strengthened sales in Asia Pacific. The increase in sales was negatively impacted by $14 million in currency exchange rate fluctuations.

At constant exchange rates, Q4 2016 sales were up 2.1 percent over Q4 2015, partially offset by continued production declines in the commercial vehicle and industrial segments and the impact of economic conditions in Brazil. Operational EBITDA in Q4 was $115 million, or 10.7 percent of revenue, a $10 million improvement compared to $105 million, or 9.8 percent of revenue, in Q4 2015.

For full-year 2016, the Powertrain division reported revenue of $4,463 million, $13 million higher than in 2015. The year-over-year comparison was impacted by $57 million of negative currency exchange. In constant dollars, revenue increased by $70 million or 1.6 percent. Operational EBITDA for full-year 2016 was $473 million, or 10.6 percent of revenue, compared to $428 million, or 9.6 percent of revenue in the prior year, largely driven by improved operational performance in material sourcing, manufacturing and overall cost management.

Motorparts Division

Federal-Mogul’s Motorparts division reported fourth quarter revenue of $769 million, a $23 million, or 3 percent, decrease from the prior-year period, including $13 million of negative impact from currency exchange rate fluctuations. North American aftermarket sales decreased by 4 percent in the quarter, at constant exchange, representing most of the year-over-year decline. The decline was due primarily to the exiting of certain business, weak demand in the North American commercial vehicle market, and lower export sales from North America, primarily to the Middle East. North American sales benefitted from $8 million of incremental sales from the Interfil and Beck Arnley acquisitions. Sales in EMEA decreased to $278 million from $284 million in the same period last year. Stronger OE volume in the region was largely offset by lower aftermarket sales in certain European countries and in the Middle East. Asia Pacific sales were $67 million compared to $62 million in Q4 2015. A 27 percent increase in OE business and continued growth in the China aftermarket (up 40 percent), each at constant exchange rates, were partially offset by lower sales in India due to the impact of the government’s de-monetization policy as well as the planned downsizing of operations in Australia.

In Q4 2016, the Motorparts division recorded Operational EBITDA of $67 million, or 8.7 percent of revenue, compared to $59 million, or 7.4 percent of revenue, in Q4 2015. The increase in Operational EBITDA was largely due to improved operational performance and the non-recurrence of a bad debt charge in Q4 2015, partially offset by the impact of lower volumes.

For the full-year 2016, the Motorparts division recorded revenue of $3,215 million compared to $3,253 million in the prior-year period, including $50 million of negative impact from currency exchange rate fluctuations. EBITDA was $271 million, or 8.4 percent of revenue, for full-year 2016 compared to $216 million, or 6.6 percent of revenue, in 2015.

Other Information

As previously announced on January 23, 2017, Federal-Mogul Holdings was acquired by Icahn Enterprises L.P. in an all-cash transaction for $10.00 per share. As a result of the completion of the merger, Federal-Mogul became a wholly owned subsidiary of Icahn Enterprises and the common stock of Federal-Mogul was no longer listed for trading on the NASDAQ Global Select Market or any other exchange. Federal-Mogul will continue to operate through its separate Powertrain and Motorparts segments, each with its own chief executive officer reporting to the Board of Directors of Federal-Mogul. Federal-Mogul continues to be governed by a board of directors and audit committee including independent directors and will continue to prepare separate, audited financial statements, which will be reflected in Icahn Enterprises’ financial results.

Effective February 14, 2017, the name of Federal-Mogul Holdings Corporation was legally changed to Federal-Mogul Holdings LLC.

As previously announced on February 16, 2017, the Board of Directors of Federal-Mogul Holdings LLC announced the appointment of Bradley S. Norton as co-chief executive officer of the company and chief executive officer of its Motorparts division, effective March 8, 2017. Rainer Jueckstock will remain as co-chief executive officer of Federal-Mogul Holdings LLC and CEO of Federal-Mogul Powertrain. Norton, who has more than 25 years of global automotive experience in both original equipment and the aftermarket and currently serves as senior vice president, chassis and service for Federal-Mogul Motorparts, succeeds Daniel A. Ninivaggi, who had served as co-CEO and CEO of Federal-Mogul Motorparts since 2014. Ninivaggi will return to Icahn Enterprises L.P., Federal-Mogul’s parent company, where he will serve as managing director of IEP’s automotive segment.

Reconciliation to GAAP

In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as sales at constant exchange rates, this measure excludes the effect of currency exchange on current year results; Operational EBITDA; and Adjusted Net Income. Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods. Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance. Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the most comparable GAAP financial measure, please see the financial schedules that accompany this release.

Forward-Looking Statements

Statements contained in this press release which are not historical fact constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, but are not limited to, the company’s ability to successfully integrate and achieve the anticipated synergies from recent acquisitions, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

About Federal-Mogul

Federal-Mogul Holdings LLC is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.

Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, wipers and a range of chassis components. The company’s aftermarket brands include ANCO® wipers; Beck/Arnley® premium OE quality parts and fluids; BERU®* ignition systems; Champion® lighting, spark plugs, wipers and filters; Interfil® filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® chassis components; and Ferodo®, Jurid® and Wagner® brake products and lighting.

Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The company employs nearly 50,000 in 34 countries.

*	BERU is a registered trademark of BorgWarner Ludwigsburg GmbH

Additional Financial Information

Further financial information is available at www.federalmogul.com/investors.

For more information, please visit www.federalmogul.com or contact:

Debt Relations	Media
Jim Zabriskie	Susan Fisher
Federal-Mogul Holdings LLC	Federal-Mogul Holdings LLC
+1 (248) 354-8673	+1 (248) 354-0926

FEDERAL-MOGUL HOLDINGS CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015
Net sales	$1,788	$1,798	$7,434	$7,419
Cost of products sold	(1,522)	(1,528)	(6,301)	(6,345)

Gross profit	266	270	1,133	1,074
Selling, general and administrative expenses	(199)	(198)	(815)	(794)
Goodwill and intangible impairment expense, net	—	(44)	(6)	(94)
Restructuring charges and asset impairments, net	(12)	(54)	(44)	(121)
Amortization expense	(14)	(14)	(58)	(59)
Other income (expense), net	6	(2)	21	(5)

Operating income (loss)	47	(42)	231	1
Interest expense, net	(35)	(35)	(145)	(138)
Equity earnings of nonconsolidated affiliates, net of tax	15	19	59	56

Income (loss) from continuing operations before income taxes	27	(58)	145	(81)
Income tax (expense) benefit	(22)	2	(55)	(30)

Income (loss) from continuing operations	5	(56)	90	(111)
Gain from discontinued operations, net of income tax	—	—	—	7

Net income (loss)	5	(56)	90	(104)
Less net (income) attributable to noncontrolling interests	(4)	(2)	(8)	(6)

Net income (loss) attributable to Federal-Mogul	$1	$(58)	$82	$(110)

Amounts attributable to Federal-Mogul:
Net income (loss) from continuing operations	$1	$(58)	$82	$(117)
Gain from discontinued operations, net of income tax	—	—	—	7

Net income (loss)	$1	$(58)	$82	$(110)

Net income (loss) per common share attributable to Federal-Mogul Basic and diluted:
Net income (loss) from continuing operations	$0.01	$(0.35)	$0.49	$(0.71)
Gain from discontinued operations, net of income tax	—	—	—	0.04

Net income (loss)	$0.01	$(0.35)	$0.49	$(0.67)

FEDERAL-MOGUL HOLDINGS CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)

	December 31	December 31
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$300	$194
Accounts receivable, net	1,238	1,374
Inventories, net	1,321	1,342
Prepaid expenses and other current assets	186	188

Total current assets	3,045	3,098
Property, plant and equipment, net	2,334	2,353
Goodwill and other indefinite-lived intangible assets	901	903
Definite-lived intangible assets, net	343	404
Investments in nonconsolidated affiliates	270	296
Other noncurrent assets	183	174

TOTAL ASSETS	$7,076	$7,228

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$142	$138
Accounts payable	885	901
Accrued liabilities	554	582
Current portion of pensions and other postemployment benefits liability	37	40
Other current liabilities	156	159

Total current liabilities	1,774	1,820
Long-term debt	2,883	2,914
Pensions and other postemployment benefits liability	1,076	1,123
Long-term portion of deferred income taxes	366	367
Other accrued liabilities	97	102
Shareholders’ equity:
Preferred stock ($0.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($0.01 par value; 450,100,000 authorized shares; 170,636,151 issued shares and 169,040,651 outstanding shares as of September 30, 2016 and December 31, 2015)	2	2
Additional paid-in capital	2,899	2,899
Accumulated deficit	(714)	(796)
Accumulated other comprehensive loss	(1,432)	(1,318)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	738	770

Noncontrolling interests	142	132

Total shareholders’ equity	880	902

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,076	$7,228

FEDERAL-MOGUL HOLDINGS CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Year Ended December 31

	2016	2015
Cash Provided From (Used By) Operating Activities
Net income (loss)	$90	$(104)
Adjustments to reconcile net income (loss) to net cash provided from (used by) operating activities:
Depreciation and amortization	375	341
Goodwill and intangible asset impairment expense, net	6	94
Restructuring charges and asset impairments, net	44	121
Payments against restructuring liabilities	(50)	(58)
Change in pension and postretirement benefits, excluding certain curtailment gains	(31)	(68)
Equity earnings of nonconsolidated affiliates	(59)	(56)
Cash dividends received from nonconsolidated affiliates	77	11
Loss on sale of equity method investment	—	11
Deferred tax expense (benefit)	(28)	(17)
Operating cash flow from discontinued operations	—	(7)
Gain from sales of property, plant and equipment	(7)	(4)
Changes in operating assets and liabilities:
Accounts receivable, net	111	(10)
Inventories, net	5	(172)
Accounts payable	7	18
Other assets and liabilities	6	(62)

Net Cash Provided From (Used by) Operating Activities	546	38
Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(381)	(440)
Payments to acquire businesses, net of cash acquired	(31)	(360)
Capital investment in consolidated subsidiary from noncontrolling interest partner	5	—
Transfer of cash balances upon disposition of operations held for sale	(12)	—
Net proceeds associated with business dispositions	—	15
Net proceeds from sales of property, plant and equipment	18	12
Net proceeds from sale of shares in consolidated subsidiary	2	—
Capital investment in nonconsolidated affiliate	(1)	(14)

Net Cash Provided From (Used By) Investing Activities	(400)	(787)
Cash Provided From (Used By) Financing Activities
Proceeds from term loans, net of original issue discount	86	—
Principal payments on term loans	(115)	(28)
Proceeds from draws on revolving lines of credit	430	663
Payments on revolving lines of credit	(419)	(306)
Increase in other long-term debt	—	51
Increase (decrease) in short-term debt	(2)	(3)
Proceeds from equity rights offering net of related fees	—	250
Net proceeds (remittances) on servicing of factoring arrangements	—	—

Net Cash Provided From (used by) Financing Activities	(20)	627
Effect of foreign currency exchange rate fluctuations on cash	(31)	(4)

Increase (decrease) in cash and equivalents	95	(126)

Cash and equivalents at beginning of year	194	332
Plus: Cash from operations held for sale at January 1	12	—
Increase (decrease) in cash and equivalents	95	(126)
Less: Cash and equivalents held for sale at December 31	(1)	(12)

Cash and equivalents at end of period	$300	$194

Supplementary Disclosures:
Non-cash financing and investing activities:
Accrued property and equipment additions	$64	$61
Other cash flow information:
Cash paid for interest	$139	$133
Cash paid for income taxes, net of refunds of $7 million in 2016 and 11 million in 2015	$67	$44

FEDERAL-MOGUL HOLDINGS CORPORATION

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In millions)

Reconciliation of Operational EBITDA to Net Income (loss):

	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015
Powertrain	$115	$105	$473	$428
Motorparts	67	59	271	216

Total Operational EBITDA	182	164	744	644
Items required to reconcile Operational EBITDA to EBITDA:
Restructuring charges and asset impairments, net (a)	(12)	(54)	(44)	(121)
Goodwill and intangible impairment expense, net	—	(44)	(6)	(94)
Loss on sale of equity method investment	—	—	—	(11)
Financing charges	(3)	(2)	(12)	(9)
Discontinued operations	—	—	—	7
Transaction related costs	(1)	1	(5)	(6)
Segmentation costs	—	(1)	—	(4)
Other (b)	(4)	—	(12)	(1)

EBITDA	162	64	665	405
Items required to reconcile EBITDA to net income (loss):
Depreciation and amortization	(100)	(87)	(375)	(341)
Interest expense, net	(35)	(35)	(145)	(138)
Income tax (expense) benefit	(22)	2	(55)	(30)

Net income (loss)	$5	$(56)	$90	$(104)

	Three Months Ended December 31		Year Ended December 31
Footnotes:	2016	2015	2016	2015
(a) Restructuring charges and asset impairments, net:
Restructuring charges related to severance and other charges, net	$1	$(31)	$(27)	$(89)
Asset impairments, including impairments related to restructuring activities	(13)	(23)	(17)	(32)

Total restructuring charges	(12)	(54)	(44)	(121)
(b) Other reconciling items:
Non-service cost components associated with U.S. based funded pension plans	(4)	—	(13)	1
Stock appreciation rights	—	—	—	1
Other	—	—	1	(3)

Total other reconciling items	$(4)	$—	$(12)	$(1)

Management utilizes Operational EBITDA as the key performance measure of segment profitability and uses the measure in its financial and operational decision making processes; for internal reporting; and for planning and forecasting purposes to effectively allocate resources. Operational EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted for additional amounts. Examples of these adjustments include impairment charges related to goodwill, other long-lived assets, and investments; restructuring charges, certain gains or losses on the settlement/extinguishment of obligations; and receivable financing charges. During 2015, the Company modified its definition of Operational EBITDA to adjust for financing charges related to certain receivable financing programs. Comparable periods have been adjusted to conform to this definition.

Operational EBITDA presents a performance measure exclusive of capital structure and the method by which net assets were acquired, disposed of, or financed. Management believes this measure provides additional transparency into its core operations and is most reflective of the operational profitability or loss of the Company’s operating segments and reporting units. The measure also allows management and investors to view operating trends, perform analytical comparisons and benchmark performance between periods and among operating segments.

FEDERAL-MOGUL HOLDINGS CORPORATION

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In millions)

ADJUSTED NET INCOME

	Three Months Ended December 31		Year Ended December 31

	2016	2015	2016	2015
Net income (loss)	$5	$(56)	$90	$(104)
Restructuring and impairment charges, net	12	98	50	215
Loss on sale of equity method investment	—	—	—	11
Legal separation and acquisition related costs	1	—	5	10
Discontinued Operations	—	—	—	(7)
Net tax impact on above	(2)	(5)	(4)	(11)

Adjusted net income from continuing operations	$16	$37	$141	$114

Adjusted net income is defined as net income (loss) less restructuring, impairment charges, loss on extinguishment of debt, OPEB curtailment gains or losses, gains or losses on the sales of businesses, costs associated with acquisitions, legal separation and headquarters relocation, certain project and integration costs and related tax impact on these items. Within 2015, we modified our definition of adjusted net income to remove the exclusion of strategic costs (distribution footprint initiatives, IS strategic initiatives, other strategic costs, and integration costs). Prior periods have been adjusted accordingly. Adjusted net income reported for Q4 2015 was $37 million.